12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Appoints Leading Bolivian Engineer to its
Board of Directors

Ronald Atwood, Ph.D, Retires from Board of Directors;
Executive to Remain Company Consultant

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — January 5, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today the appointment of Alvaro Riveros, 61, a Bolivian and a registered engineer in Bolivia, to the Company’s Board of Directors, and as Director of Development and Planning in its Bolivian operating subsidiary. Mr. Riveros has been a shareholder in Golden Eagle since 1996, and his firm, EDICOM, carried out the electromechanical engineering, design and installation for the Company’s Cangalli gold mine and recovery plant, as well as expansions to its systems, over the course of the past year and a half.

        The Company also accepted the resignation of Ronald Atwood, Ph.D., 63, as its Senior Vice President for Development. Dr. Atwood, who will remain as a consultant to Golden Eagle, will also leave the Company’s Board of Directors. The resignation, effective immediately, was for health reasons.

        “I am excited to take a more active role in the Company,” said Mr. Riveros. “I have been following the activities of Golden Eagle for seven years, and it has never been in a better position to capitalize on rising gold prices than it is today. The Company has dramatically increased production levels at its Cangalli mine, and with its prime land holdings in the Ascension Gold-Copper Trend in eastern Bolivia’s Precambrian Shield, it is able to generate revenues from current production activities while developing its highly attractive growth prospects on its other land holdings.”

        “Since the Company has made so much progress recently in increasing its level of production, I make this move with regret,” said Dr. Atwood. “However, in October 2003, the Board decided that a full time additional engineer was needed at Cangalli to relieve me of the primary burden for on-site fabrication of TPS equipment and installation—a decision that I fully supported. That decision, and continuing health problems which make trips to La Paz and Cangalli potentially life-threatening for me, have led me to conclude that I must reduce my commitment to—but not my support for—Golden Eagle. I am confident that Alvaro will be an excellent replacement for me and I expect to continue to play an important role with Golden Eagle as a consultant.”

         Mr. Riveros received a Master’s Degree in Electromechanical Engineering from the Werner Siemens School of Engineering in Stuttgart, Germany. From 1965 through 1972, Mr. Riveros worked as an electromechanical engineer for Siemens in Venezuela, and supervised large industrial projects in Brazil and Bolivia. In 1972, he was named National Director of Industrial Safety for the Ministry of Labor in Bolivia. In 1975, he was called back to Venezuela to serve as Special Technical Advisor to the President. From 1978 to 1988, Mr. Riveros was President of EDICOM, a firm specializing in electromechanical engineering, design and installation work in mines, mineral recovery plants and smelters in Bolivia. From 1989 to 1997, he served as President of Ximena Gold Mines, Ltd., a successful gold mining company with hard rock mines at the headwaters of the Tipuani River in Bolivia. In 1997, Mr. Riveros was named Vice Minister of Planning in the Bolivian Ministry of Sustainable Development and the Environment. In 1998, he was appointed as Vice Minister of Natural Resources in the Ministry of Agriculture. In 2000, Mr. Riveros was named Vice Minister of Industry and Commerce in the Ministry of Economic Development. From 2002 through the present, Mr. Riveros returned to again serve as President of EDICOM, his engineering firm.

        “We are so grateful to Dr. Atwood for his years of service, sometimes in very rudimentary and difficult living conditions,” stated Terry C. Turner, Golden Eagle’s CEO. “We are also grateful for Dr. Atwood’s willingness to continue advising us into the future. However, I could not overemphasize how extremely fortunate we are to add a man of Alvaro Rivero’s technical distinction, and general esteem and status in Bolivia, to Golden Eagle’s Board and to oversee our future development and planning. Alvaro knows our Cangalli mine and plant very well, and will be able to contribute substantially to our ongoing installation and future expansions of our highly focused TPS mining system in Cangalli, as well as our Buen Futuro development in eastern Bolivia’s Precambrian Shield.”

        Eagle E-mail Alerts: If you are interested in receiving current information about Golden Eagle’s activities, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 136,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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